UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2014

PROVECTUS BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in charter)

Delaware	0-9410	90-0031917
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7327 Oak Ridge Hwy., Knoxville, Tennessee 37931

(Address of Principal Executive Offices)

(866) 594-5999

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2014, Provectus Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into amended and restated executive employment agreements (the “Employment Agreements”) with each of the following executive officers of the Company: H. Craig Dees, Ph.D. to serve as its Chief Executive Officer, Timothy C. Scott, Ph.D. to serve as its President, Eric A. Wachter, Ph.D. to serve as its Chief Technology Officer, and Peter R. Culpepper to serve as its Chief Financial Officer and Chief Operating Officer (collectively, the “executives”).

Each Employment Agreement provides that such executive will be employed for an initial term of five years, subject to automatic renewal for successive one-year periods, unless the executive or the Company (i) terminates the Employment Agreement and the executive’s employment thereunder as provided in the Employment Agreement or (ii) provides notice of his or its intent not to renew. Each executive’s initial base salary is $500,000 per year, and any increases to such executive’s base salary shall be determined by the Compensation Committee of the Company’s Board of Directors in its sole discretion (the “Compensation Committee”). The executives are also eligible for annual bonuses and annual equity incentive awards as determined by the Compensation Committee in its sole discretion.

Each of the Employment Agreements generally provides that in the event that the executive’s employment is terminated (i) voluntarily by the executive without Good Reason (as defined in the Employment Agreement), or (ii) by the Company for Cause (as defined in the Employment Agreement), the Company shall pay the executive’s compensation only through the last day of the employment period and, except as may otherwise be expressly provided, the Company shall have no further obligation to the executive. In the event that the executive’s employment is terminated by the Company other than for Cause (including death or disability), or if the executive voluntarily resigns for Good Reason, for so long as the executive is not in breach of his continuing obligations under the non-competition, non-solicitation and confidentiality restrictions contained in the Employment Agreement, the Company shall continue to pay the executive (or his estate) an amount equal to his base salary in effect immediately prior to the termination of his employment for a period of 24 months, to be paid in accordance with the Company’s regular payroll practices through the end of the fiscal year in which termination occurs and then in one lump sum payable to the executive in the first month of the calendar year following termination, as well as any prorated bonuses determined by the Compensation Committee, plus benefits on a substantially equivalent basis to those which would have been provided to the executive.

During the term of each executive’s employment by the Company, and for a period of twenty-four (24) months following termination of employment, in the event that such executive voluntarily terminates his employment with the Company other than for Good Reason or such executive is terminated for Cause, then neither the executive nor any other person or entity with executive’s assistance shall (i) participate in any business that is directly competitive with the Company’s business or (ii) directly or indirectly, solicit any employee of the Company to quit or terminate their employment with the Company or employ as an employee, independent contractor, consultant, or in any other position, any person who was an employee of the Company or the Company’s affiliates within the preceding six months, subject to certain exceptions. In addition, without the express written consent of the Company, each executive shall not at any time (either during or after the termination of executive’s employment) use (other than for the benefit of the Company) or disclose to any other business entity proprietary or confidential information concerning the Company, any of their affiliates, or any of its officers. Neither shall such executive disclose any of the Company’s or the Company’s affiliates’ trade secrets or inventions of which he gained knowledge during his employment with the Company (subject to certain exceptions).

The foregoing description of the terms and conditions of the Employment Agreements is only a summary and is qualified in its entirety by the full text of the Employment Agreements, copies of which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

See Exhibit Index immediately following signature page.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 30, 2014

PROVECTUS BIOPHARMACEUTICALS, INC.

By:	/s/ Peter R. Culpepper
Peter R. Culpepper
Chief Financial Officer and Chief Operating Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amended and Restated Executive Employment Agreement by and between the Company and H. Craig Dees, Ph.D., dated April 28, 2014

10.2	Amended and Restated Executive Employment Agreement by and between the Company and Timothy C. Scott, Ph.D., dated April 28, 2014

10.3	Amended and Restated Executive Employment Agreement by and between the Company and Eric A. Wachter, Ph.D., dated April 28, 2014

10.4	Amended and Restated Executive Employment Agreement by and between the Company and Peter R. Culpepper, dated April 28, 2014

4